Exhibit 99.1

PB Bancorp, Inc.

News Release

Press Release

FOR IMMEDIATE RELEASE

Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.
Telephone: (860) 928-6501

PB BANCORP, INC.

ANNOUNCES STOCK REPURCHASE PROGRAM

January 18, 2017, PB Bancorp, Inc. (Nasdaq Capital Market: PBBI) today announced that its Board of Directors has adopted a stock repurchase program. Under the repurchase program, the Company may repurchase up to 394,020 shares of its common stock, or approximately 5.0% of the current outstanding shares.

Repurchases will be made no sooner than the termination of the Company’s regular quarterly trading blackout after the Company publicly releases its results of operations for the fiscal quarter ended December 31, 2016, and consistent with the Company’s trading policies.

Thomas A. Borner, President and Chief Executive Officer of the Company, stated that “we are pleased to announce our first stock repurchase plan, which will offset some of the dilution to stockholders resulting from our proposed equity incentive plan. We believe that stock repurchase programs can be an effective capital management tool as part of our continued efforts to enhance stockholder value.”

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

About Putnam Bank

Putnam Bank, chartered in 1862, is a Connecticut-chartered bank with branch offices in Putnam, Pomfret Center, Danielson, Plainfield, Griswold, Gales Ferry, and Norwich. It also operates a full-service loan center in Putnam. For more information call (800) 377-4424 or visit our website at putnambank.com.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive.